                                                                  EXHIBIT (11.2)


               THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

             CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON
                        AND COMMON EQUIVALENT SHARE (1)
              (All amounts in thousands, except per share amounts)

                                                       Year Ended December 31
                                                     ---------------------------
                                                       1994      1993     1992
                                                     --------  --------  -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                   $701,386  $124,166  $71,603
                                                     ========  ========  =======
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                           62,555    59,593   59,009

  Additional dilutive effect of stock options
   after application of treasury stock method             172        99       76
                                                     --------  --------  -------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                   62,727    59,692   59,085
                                                     ========  ========  =======
FULLY DILUTED NET EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE                         $  11.18  $   2.08  $  1.21
                                                     ========  ========  =======

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.


                                      93